MORGAN STANLEY
SPECTRUM SERIES


January 2005
Monthly Report


This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2004 and the Prospectus Supplement dated October 19, 2004.


                                                       Issued: February 28, 2005

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                               INCEPTION-  COMPOUND
                                                                                                                TO-DATE   ANNUALIZED
             1991  1992   1993  1994   1995   1996   1997  1998   1999   2000   2001   2002  2003   2004  2005   RETURN     RETURN
FUND           %     %      %     %      %      %      %     %      %      %      %      %     %      %     %       %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Currency    --    --     --    --     --     --     --    --     --    11.7   11.1   12.2  12.4   (8.0) (11.2)   27.9      5.5
                                                                       (6 mos.)                           (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Global
  Balanced    --    --     --   (1.7)  22.8   (3.6)  18.2  16.4    0.8    0.9   (0.3) (10.1)  6.2   (5.6)  (2.3)   42.7      3.5
                               (2 mos.)                                                                   (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Select    31.2  (14.4)  41.6  (5.1)  23.6    5.3    6.2  14.2   (7.6)   7.1    1.7   15.4   9.6   (4.7)  (7.3)  167.7      7.6
          (5 mos.)                                                                                        (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Strategic   --    --     --    0.1   10.5   (3.5)   0.4   7.8   37.2  (33.1)  (0.6)   9.4  24.0    1.7   (3.2)   40.9      3.4
                               (2 mos.)                                                                   (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Technical   --    --     --   (2.2)  17.6   18.3    7.5  10.2   (7.5)   7.8   (7.2)  23.3  23.0    4.4   (7.5)  118.6      7.9
                               (2 mos.)                                                                   (1 mo.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JANUARY 2005

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of January 31, 2005 was as follows:

FUND                         N.A.V.        % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $12.79               -11.20%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $14.27                -2.31%
Spectrum Select             $26.77                -7.31%
--------------------------------------------------------------------------------
Spectrum Strategic          $14.09                -3.23%
--------------------------------------------------------------------------------
Spectrum Technical          $21.86                -7.46%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   I WOULD ALSO LIKE TO TAKE THIS OPPORTUNITY TO INFORM YOU THAT WE ANTICIPATE SCHEDULE K-1 (FORM 1065) TAX FORMS REPORTING EACH LIMITED PARTNER'S SHARE OF THE PARTNERSHIP INCOME, LOSS, AND DEDUCTIONS FOR CALENDAR YEAR 2004 WILL BE MAILED TO HOLDERS OF NON-IRA ACCOUNTS DURING THE LAST WEEK OF FEBRUARY. SHOULD YOU HAVE AN IRA ACCOUNT AND WISH TO RECEIVE A SCHEDULE K-1 TAX FORM, PLEASE CONTACT YOUR MORGAN STANLEY FINANCIAL ADVISOR.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

         [The table below represents a bar chart in the printed piece.]

                     MONTH ENDED           YTD ENDED
                     JANUARY 31, 2005      JANUARY 31, 2005
                     ----------------      ----------------
Currencies           -3.92                 -3.92
Interest|Rates        1.24                  1.24
Stock|Indices        -1.99                 -1.99
Energies              -0.3                  -0.3
Metals               -1.23                 -1.23
Agriculturals        -0.33                 -0.33


Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, and Norwegian krone.


FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o Partnership losses for the month were incurred from long positions in a variety of foreign currencies, primarily the euro, South African rand, Japanese yen, and Swiss franc, versus the U.S. dollar after the U.S. dollar's value reversed sharply higher amid conflicting economic data, improvements in the U.S. trade deficit numbers from November, and speculation of higher U.S. interest rates in order to combat inflation. Finally, the U.S. dollar's value also advanced in response to speculation that the Chinese government would postpone its re-evaluation of the Chinese yuan for the foreseeable future.

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

         [The table below represents a bar chart in the printed piece.]

                     MONTH ENDED           YTD ENDED
                     JANUARY 31, 2005      JANUARY 31, 2005
                     ----------------      ----------------

Currencies           -1.33                 -1.33
Interest|Rates        0.41                  0.41
Stock|Indices        -0.43                 -0.43
Energies             -0.17                 -0.17
Metals               -0.21                 -0.21
Agriculturals        -0.12                 -0.12


Note: Reflects trading results only and does not include fees or interest income.


FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o Partnership losses for the month were incurred in the currency markets from short positions in the U.S. dollar versus the South African rand, euro and other foreign currencies after the U.S. dollar's value reversed sharply higher amid conflicting economic data, improvements in the U.S. trade deficit numbers from November, and speculation for higher U.S. interest rates in order to combat inflation. Additional sector losses resulted from long positions in the Singapore dollar versus the U.S. dollar as the U.S. dollar not only benefited from the aforementioned factors, but also amid speculation the Chinese government would postpone its re-evaluation of the Chinese yuan for the foreseeable future.

o In the global stock index markets, losses were recorded from long positions in U.S. equity index futures such as the S&P 500 Index which finished the month lower amid weak consumer confidence data, concerns about higher U.S. interest rates, and the potential for deceleration in corporate profit growth.

o Within the metals markets, long positions in base metals, specifically zinc, nickel, and copper, incurred losses as prices weakened on renewed strength in the U.S. dollar, lower equity prices, and news of a drop in Chinese demand. Additional losses were recorded from long positions in gold as prices also declined due to strength in the U.S. dollar.

o Losses also occurred in the energy markets as short futures positions in crude oil incurred losses after prices reversed higher amid speculation that OPEC would move to cut production. Forecasts for cold winter weather in the Northeastern U.S. resulted in further losses for short positions in crude oil and its related products, as well as in natural gas. Newly established long futures positions in crude oil experienced additional losses after prices declined later in the month on new rumors that OPEC would not cut production, thereby increasing global supply.

o Smaller Fund losses resulted in the agricultural markets from long futures positions in soybeans as prices declined in response to higher supply forecasts prompted by rain in the growing regions of Brazil.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

o Trading within the global interest rate sector generated gains from long positions in Japanese and European bond futures as prices continued to trend higher due to uncertainty in the equity markets and the release of conflicting economic data out of the European Union and Japan.

--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

         [The table below represents a bar chart in the printed piece.]

                     MONTH ENDED           YTD ENDED
                     JANUARY 31, 2005      JANUARY 31, 2005
                     ----------------      ----------------
Currencies           -3.92                 -3.92
Interest|Rates        1.24                  1.24
Stock|Indices        -1.99                 -1.99
Energies              -0.3                  -0.3
Metals               -1.23                 -1.23
Agriculturals        -0.33                 -0.33


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o A large portion of Partnership losses for the month were incurred in the currency sector from long positions in a variety of foreign currencies, primarily the euro and Swiss franc versus the U.S. dollar, after the U.S. dollar's value reversed sharply higher amid conflicting economic data, improvements in the U.S. trade deficit numbers from November, and speculation of higher U.S. interest rates in order to combat inflation. The U.S. dollar's value also advanced in response to speculation that the Chinese government would postpone its re-evaluation of the Chinese yuan for the foreseeable future.

o In the global stock index markets, losses were recorded from long positions in U.S. equity index futures such as the S&P 500 and NASDAQ 100 Indices finished the month lower amid weak consumer confidence data, concerns about higher U.S. interest rates, and the potential for deceleration in corporate profit growth. Additional losses were incurred from long positions in Japanese equity index futures as prices declined in the wake of lower U.S. equity markets and weaker-than-expected earnings in the technology sector.

o Within the metals markets, long positions in base metals, specifically aluminum and copper, incurred losses as prices weakened on renewed strength in the U.S. dollar, lower equity prices, and news of a drop in Chinese demand. Additional losses were recorded from long positions in gold as prices also declined due to strength in the U.S. dollar.

o In the agricultural markets, losses were experienced from long futures positions in cotton futures as prices declined sharply late in the month.

o Small losses resulted in the energy markets from short futures positions in crude oil after prices reversed higher amid speculation that OPEC would move to cut production. Forecasts for cold winter weather in the Northeastern U.S. resulted in further losses for short positions in crude oil and its related products, as well as in natural gas. Newly established long futures positions in crude oil experienced additional losses after prices declined later in the month on new rumors that OPEC would not cut production, thereby increasing global supply.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

o Partnership gains were recorded in the global interest rate markets from long positions in European and U.S. bond futures after prices trended higher due to uncertainty in the equity markets and the release of conflicting international economic data.

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

         [The table below represents a bar chart in the printed piece.]

                     MONTH ENDED           YTD ENDED
                     JANUARY 31, 2005      JANUARY 31, 2005
                     ----------------      ----------------
Currencies           -1.67                 -1.67
Interest|Rates       -0.28                 -0.28
Stock|Indices        -0.94                 -0.94
Energies              0.44                  0.44
Metals               -1.02                 -1.02
Agriculturals         0.27                  0.27


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o A large portion of Partnership losses for the month were incurred in the currency sector from long futures positions in a variety of foreign currencies, specifically the Australian dollar and Japanese yen versus the U.S. dollar, after the U.S. dollar's value reversed sharply higher amid conflicting economic data, improvements in the U.S. trade deficit numbers from November, and speculation of higher U.S. interest rates in order to combat inflation. The U.S. dollar's value also advanced in response to speculation that the Chinese government would postpone its re-evaluation of the Chinese yuan for the foreseeable future.

o Within the metals markets, long positions in base metals, specifically aluminum and copper, incurred losses as prices weakened on renewed strength in the U.S. dollar, lower equity prices, and news of a drop in Chinese demand. Additional losses were recorded from long positions in gold as prices also declined due to strength in the U.S. dollar.

o In the global stock index markets, losses were recorded primarily from long positions in U.S. equity index futures such as the NASDAQ 100 and S&P 500 Indices finished the month lower amid weak consumer confidence data, concerns about higher U.S. interest rates, and the potential for deceleration in corporate profit growth.

o Long positions in Australian interest rate futures generated losses for the global interest rate sector after Australian bond prices declined in response to speculation that the Reserve Bank of Australia would raise interest rates due to growth in public and private credit.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

o Partnership gains were recorded in the energy markets primarily from long futures positions in unleaded gas as prices moved higher in response to colder weather in the Northeastern U.S. and speculation that OPEC would move to cut oil production.

o Smaller gains were achieved in the agricultural markets from long futures positions in sugar and coffee as prices increased due to technically-based and speculative buying.

--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

         [The table below represents a bar chart in the printed piece.]

                     MONTH ENDED           YTD ENDED
                     JANUARY 31, 2005      JANUARY 31, 2005
                     ----------------      ----------------
Currencies           -5.73                 -5.73
Interest|Rates         1.4                   1.4
Stock|Indices        -1.13                 -1.13
Energies              -0.7                  -0.7
Metals               -0.92                 -0.92
Agriculturals         0.51                  0.51


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o A large portion of Partnership losses for the month were incurred in the currency sector from long positions in a variety of foreign currencies, particularly the Swiss franc and euro, versus the U.S. dollar after the U.S. dollar's value reversed sharply higher amid conflicting economic data, improvements in the U.S. trade deficit numbers from November, and speculation of higher U.S. interest rates in order to combat inflation. The U.S. dollar's value also advanced in response to speculation that the Chinese government would postpone its re-evaluation of the Chinese yuan for the foreseeable future.

o In the global stock index markets, losses were recorded from long positions in U.S. equity index futures such as the NASDAQ 100 and S&P 500 Indices finished the month lower amid weak consumer confidence data, concerns about higher U.S. interest rates, and the potential for deceleration in corporate profit growth. Additional losses were incurred from long positions in Japanese equity index futures as prices declined in the wake of lower U.S. equity markets and weaker-than-expected earnings in the technology sector.

o Within the metals markets, long positions in base metals, specifically aluminum, incurred losses as prices weakened on renewed strength in the U.S. dollar, lower equity prices, and news of a drop in Chinese demand. Additional losses were recorded from long positions in gold as prices also declined due to strength in the U.S. dollar.

o Losses also resulted from trading within the energy markets as short futures positions in crude oil incurred losses after prices reversed higher amid speculation that OPEC would move to cut production. Forecasts for cold winter weather in the Northeastern U.S. resulted in further losses from short positions in crude oil and its related products, as well as in natural gas. Newly established long futures positions in crude oil experienced additional losses after prices declined later in the month on new rumors that OPEC would not cut production, thereby increasing global supply.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

o Partnership gains were recorded in the global interest rate markets from long positions in Japanese, European, and U.S. bond futures after prices trended higher due to uncertainty in the equity markets and the release of conflicting international economic data.

o Gains were also recorded in the agricultural as short positions in the soybean complex profited after prices declined in response to higher supply forecasts prompted by rain in the growing regions of Brazil.

                      [This page intentionally left blank]

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JANUARY 31, 2005 (UNAUDITED)

                                      MORGAN STANLEY                     MORGAN STANLEY
                                    SPECTRUM CURRENCY               SPECTRUM GLOBAL BALANCED
                              -----------------------------      -----------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF
                                            JANUARY 1, 2005                    JANUARY 1, 2005
                                               BEGINNING                          BEGINNING
                                 AMOUNT     NET ASSET VALUE         AMOUNT     NET ASSET VALUE
                              ------------  ---------------      ------------  ---------------
                                      $            %                     $            %
INVESTMENT INCOME
   Interest income (Note 2)        322,113          .12                80,799           .16
                               -----------       ------            ----------         -----
EXPENSES
   Brokerage fees (Note 2)       1,046,886          .38               190,176           .38
   Management fees (Note 3)        455,168          .17                51,680           .10
                               -----------       ------            ----------         -----
     Total Expenses              1,502,054          .55               241,856           .48
                               -----------       ------            ----------         -----
NET INVESTMENT LOSS             (1,179,941)        (.43)             (161,057)         (.32)
                               -----------       ------            ----------         -----
TRADING RESULTS
Trading profit (loss):
   Realized                              --         --               (340,196)         (.69)
   Net change in unrealized    (29,418,100)      (10.77)             (644,427)        (1.30)
                               -----------       ------            ----------         -----
     Total Trading Results     (29,418,100)      (10.77)             (984,623)        (1.99)
                               -----------       ------            ----------         -----
NET LOSS                       (30,598,041)      (11.20)           (1,145,680)        (2.31)
                               ===========       ======            ==========         =====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JANUARY 31, 2005 (UNAUDITED)

                                         MORGAN STANLEY                             MORGAN STANLEY
                                        SPECTRUM CURRENCY                       SPECTRUM GLOBAL BALANCED
                              --------------------------------------      ------------------------------------
                                                                PER                                       PER
                                    UNITS          AMOUNT       UNIT           UNITS          AMOUNT      UNIT
                              ---------------   ------------    ----      --------------   -----------    ----
                                                      $           $                              $          $
Net Asset Value,
   January 1, 2005             18,954,389.185    273,100,730    14.41      3,396,827.138    49,611,618    14.61
Net Loss                                   --    (30,598,041)   (1.62)                --    (1,145,680)    (.34)
Redemptions                      (174,541.143)    (2,232,381)   12.79        (48,038.711)     (685,512)   14.27
Subscriptions                     527,342.698      6,744,714    12.79         37,511.980       535,296    14.27
                              ---------------   ------------              --------------   -----------
Net Asset Value,
   January 31, 2005            19,307,190.740    247,015,022    12.79      3,386,300.407    48,315,722    14.27
                              ===============   ============              ==============   ===========

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JANUARY 31, 2005 (UNAUDITED)

                                       MORGAN STANLEY                     MORGAN STANLEY               MORGAN STANLEY
                                       SPECTRUM SELECT                  SPECTRUM STRATEGIC           SPECTRUM TECHNICAL
                              -----------------------------       ----------------------------  ----------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                PERCENTAGE OF
                                            JANUARY 1, 2005                    JANUARY 1, 2005              JANUARY 1, 2005
                                               BEGINNING                          BEGINNING                    BEGINNING
                                   AMOUNT   NET ASSET VALUE           AMOUNT   NET ASSET VALUE     AMOUNT    NET ASSET VALUE
                              ------------  ---------------       -----------  ---------------  ------------ ---------------
                                     $              %                    $              %               $           %
INVESTMENT INCOME
   Interest income (Note 2)        719,653          .12               231,961           .13          953,478        .12
                              ------------        -----           -----------         -----     ------------      -----
EXPENSES
   Brokerage fees (Note 2)       3,536,225          .60             1,107,082           .60        4,704,790        .60
   Management fees (Note 3)      1,376,405          .24               419,902           .24        1,664,830        .21
   Incentive fees (Note 3)              --           --                50,849           .03               --         --
                              ------------        -----           -----------         -----     ------------      -----
     Total Expenses              4,912,630          .84             1,577,833           .87        6,369,620        .81
                              ------------        -----           -----------         -----     ------------      -----
NET INVESTMENT LOSS             (4,192,977)        (.72)           (1,345,872)         (.74)      (5,416,142)      (.69)
                              ------------        -----           -----------         -----     ------------      -----
TRADING RESULTS
Trading profit (loss):
   Realized                    (20,875,112)       (3.57)             (490,572)         (.27)     (23,816,944)     (3.06)
   Net change in unrealized    (17,693,550)       (3.02)           (4,075,774)        (2.22)     (28,863,236)     (3.71)
                              ------------        -----           -----------         -----     ------------      -----
     Total Trading Results     (38,568,662)       (6.59)           (4,566,346)        (2.49)     (52,680,180)     (6.77)
                              ------------        -----           -----------         -----     ------------      -----

NET LOSS                       (42,761,639)       (7.31)           (5,912,218)        (3.23)     (58,096,322)     (7.46)
                              ============        =====           ===========         =====     ============      =====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JANUARY 31, 2005 (UNAUDITED)

                             MORGAN STANLEY                        MORGAN STANLEY                         MORGAN STANLEY
                            SPECTRUM SELECT                     SPECTRUM STRATEGIC                      SPECTRUM TECHNICAL
                 -----------------------------------    -----------------------------------    -----------------------------------
                                                              PER                                   PER                       PER
                      UNITS         AMOUNT      UNIT         UNITS          AMOUNT     UNIT        UNITS         AMOUNT       UNIT
                 --------------   -----------   ----    -------------    -----------   ----    --------------   -----------   ----
                                       $          $                            $         $                          $           $
Net Asset Value,
  January 1,
  2005           20,263,823.593   585,306,125   28.88   12,585,227.726   183,241,125   14.56   32,961,245.703   778,723,887   23.63
Net Loss                     --   (42,761,639)  (2.11)              --    (5,912,218)   (.47)              --   (58,096,322)  (1.77)
Redemptions        (154,441.136)   (4,134,389)  26.77     (125,340.611)   (1,766,049)  14.09     (279,757.225)   (6,115,493)  21.86
Subscriptions       522,716.684    13,993,129   26.77      337,055.688     4,749,115   14.09      888,554.654    19,423,804   21.86
                 --------------   -----------           -------------    -----------           --------------   -----------
Net Asset Value,
  January 31,
  2005           20,632,099.141   552,403,226   26.77   12,796,942.803   180,311,973   14.09   33,570,043.132   733,935,876   21.86
                 ==============   ===========           ==============   ===========           ==============   ===========

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
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NOTES TO FINANCIAL STATEMENTS
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(UNAUDITED)
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1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION.Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan
Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "futures interests").

   The  Partnerships'   general  partner  is  Demeter   Management   Corporation
("Demeter").  The  non-clearing  commodity  broker  is  Morgan  Stanley  DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Strategic's clearing commodity brokers are MS & Co., MSIL, and Morgan Stanley Capital Group Inc. ("MSCG"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

MORGAN STANLEY SPECTRUM SERIES
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NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative, and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

MORGAN STANLEY SPECTRUM SERIES
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NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a limited partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

MORGAN STANLEY SPECTRUM SERIES
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NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Strategic's cash is on deposit with Morgan Stanley DW, MS & Co., MSIL, and MSCG. Spectrum Global Balanced, Spectrum Select, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.
  Winton Capital Management Limited ("Winton")

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE.The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at the rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE.Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options on futures and forwards trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

Demeter Management Corporation
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New York, NY 10017



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